                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)


                                    SINA.COM
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G81477 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]    Rule 13d-1(b)
        [ ]    Rule 13d-1(c)
        [X]    Rule 13d-1(d)









*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

------------------------------                        --------------------------
CUSIP NO.     G81477 10 4                                PAGE  2   OF  4   PAGES
------------------------------                        --------------------------


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Daniel Chiang
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [ ]
                                                                      (b)  [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Taiwan, Republic of China
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 1,433,942
          OF            --------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              866,741
        OWNED           --------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  1,433,942
      REPORTING         --------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  866,741
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,300,683
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.5%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

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                                  SCHEDULE 13G

------------------------------                        --------------------------
CUSIP NO.     G81477 10 4                                PAGE  3   OF  4   PAGES
------------------------------                        --------------------------


ITEM 1.

               (a)  Name of Issuer: SINA.com

               (b) Address of Issuer's Principal Executive Offices: Vicwood Plaza, Rooms 1801-4, 18th Floor, 199 Des Voeux Road, Central, Hong Kong

ITEM 2.

               (a)  Name of Person Filing: Daniel Chiang

               (b) Address of Principal Business Office: 1313 Geneva Drive, Sunnyvale, CA 94089

               (c)  Citizenship: Taiwan, Republic of China

               (d)  Title of Class of Securities: Ordinary Shares

               (e)  CUSIP Number: G81477 10 4


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               N/A

ITEM 4.        OWNERSHIP.

               (a)  Amount beneficially owned: 2,300,683

               (b)  Percent of class: 5.5%

               (c)  Number of shares as to which the person has:

                    (i)     Sole power to vote or to direct the vote: 1,433,942

                    (ii)    Shared power to vote or to direct the
                            vote:                                       866,741

                    (iii)   Sole power to dispose or to direct the
                            disposition of:                           1,433,942

                    (iv)    Shared power to dispose or to direct
                            the disposition of:                         866,741


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                      N/A

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                                  SCHEDULE 13G

------------------------------                        --------------------------
CUSIP NO.     G81477 10 4                                PAGE  4   OF  4   PAGES
------------------------------                        --------------------------


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               N/A

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10.       CERTIFICATIONS.

               N/A


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                      February 14, 2001
                                             -----------------------------------
                                                            Date



                                                      /s/ Daniel Chiang
                                             -----------------------------------
                                                          Signature



                                                        Daniel Chiang
                                             -----------------------------------
                                                         Name/Title